Exhibit 99.1

        QUOTESMITH.COM, INC. REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS

     -    Revenues increase 11 percent to $4.9 million vs. $4.4 million for Q1
          2005

     -    Net loss narrows to $288,000 vs. net loss of $525,000 for Q1 2005

     - Cash flow from operations was positive $268,000 vs. negative $69,000 for Q1 2005

     -    Sequential revenues increase 25 percent over Q4 2005

     DARIEN, Ill., May 3 /PRNewswire-FirstCall/ -- Quotesmith.com, Inc. (Nasdaq:
QUOT) today announced financial results for the first quarter ended March 31, 2006.

     Financial Results

     Quotesmith.com reported revenues of $4.9 million in the first quarter of 2006, an increase of 11 percent over revenues of $4.4 million for the same quarter of last year. The net loss for the quarter was $288,000 or $.04 per share, compared to a loss of $525,000, or $.07 per share, in the first quarter of 2005.

     "Quotesmith.com delivered excellent momentum in the first quarter, which has helped set the stage for an improved 2006," remarked Robert Bland, chairman and CEO. "Revenues jumped to $4.9 million, our second best quarterly performance ever. On a sequential basis, first quarter revenues rose by 25 percent, or $1 million, compared to the fourth quarter of 2005. For the rest of 2006, we intend to focus on building our brand, improving our telephone sales unit, pursuing untapped revenue opportunities from the sale of insurance leads and seeking strategic alliance opportunities when they make sense. We are very optimistic about the future of online insurance and our leadership position within this emerging sector."

     Phil Perillo, chief financial officer, remarked, "Despite weak life insurance sales, we achieved some nice traction with our business model in the first quarter of 2006. Cash flow from operations turned to a positive $268,000 vs. negative $69,000 in the first quarter of 2005 and negative $75,000 for the fourth quarter of 2005. While new and renewal life insurance commission revenues dropped to $3.2 million vs. $3.7 million for same quarter last year, we believe that this slump is a temporary residual from the closing of the underperforming Colorado sales office on February 1."

     Perillo continued, "Our life insurance phone sales unit is now being reorganized within our Darien, IL home office with new managers. We do not expect to realize revenue improvements from this unit until the second half of 2006. Revenues from the sale of insurance leads, our second most important revenue category, soared 215 percent to $1.56 million in the first quarter as compared to $494,000 for Q1 of 2005. Lead sales produce excellent gross margins for us and have become an important part of our revenue mix."

     Quotesmith.com has a strong balance sheet with no debt. Cash and investments at March 31, 2006 amounted to $9.3 million vs. $9.1 million at year-end 2005. Stockholders' equity amounted to $22.4 million on March 31, 2006 as compared to $22.6 million on December 31, 2005.

     Quotesmith.com indicated that all of its nationwide marketing campaigns are now being consolidated under the Insure.com brand name. The company also indicated that it will ask shareholders to approve a name change to Insure.com effective with the upcoming May 18 shareholders' meeting in order to simplify marketing, administration and public relations.

     As previously announced, Quotesmith.com is engaged in efforts to sell its Evergreen, Colorado real estate that was acquired as part of the May 2004 asset acquisition of Life Quotes, Inc. This property had a net book value of $5.3 million as of March 31, 2006. As of this date, the company is not able to project when and if this real estate might be sold or what the ultimate selling proceeds might be.

     Business Outlook

     The following forward-looking statements reflect our expectations as of May 3, 2006. Results may be materially affected by many factors, such as fluctuations in the amount and timing of advertising expenses, changes in the performance of our telephone sales unit, changes in prospective customer buy rates, fluctuations in the online advertising markets, and various other factors not know to us or detailed here.

     -- The overall U.S. life insurance market is currently stagnant in terms of commission revenue growth because of record low premiums. We expect this challenging market to remain throughout 2006.

     -- Lower life insurance application volume during the first quarter of 2006, which resulted in part from the closing of the Colorado sales office, may result in lower revenue from life insurance commissions in the second quarter of 2006 as compared to the first quarter of 2006.

     -- The up-front recognition of direct response ad expenses on our financial statements generally precedes recognition of the corresponding life commission revenues, on average, by as much as three to five months. This lag effect means that any planned increases in advertising expenditures, such as that which occurred in the first quarter of 2006 and are expected to continue in the second quarter, will have an immediate and negative financial effect on the current quarter's financial results.

     -- In 2005, approximately 85 percent of our revenues were derived from the sale of individual life insurance, with most of the balance made up of sales of non-life insurance traffic to insurance companies and agents. In 2006, we expect life insurance commissions to make up approximately 65 percent of our revenues, with most of the remainder coming from the sale of insurance leads.

     About Quotesmith.com

     Originally founded in 1984, Quotesmith.com owns and operates a comprehensive consumer information service and companion insurance brokerage service that caters to the needs of self-directed insurance shoppers. Visitors to the Company's flagship Web site, http://www.insure.com , are able to obtain free, instant quotes from leading insurers and have the freedom to buy online or by phone from any company shown. Insure.com also plays home to over 3,000 originally authored articles on various insurance topics and also provides free insurance decision-making tools that are not available from any other single source. Quotesmith.com generates revenues from receipt of industry-standard commissions, including back-end bonus commissions and volume-based contingent bonus commissions that are paid by participating insurance companies. We also generate advertising revenues from the sale of Web site traffic to insurance companies and various third parties. Shares of Quotesmith.com trade on the Nasdaq SmallCap Market under the symbol "QUOT."

     Cautions about Forward-Looking Statements

     This announcement may contain forward-looking statements that involve risks, assumptions and uncertainties pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. This announcement also contains forward-looking statements about events and circumstances that have not yet occurred and may not occur. These forward-looking statements are inherently difficult to predict. Expressions of future goals and similar expressions including, without limitation, "intend," "may," "plans," "will," "believe," "should," "could," "hope," "expects," "expected," "does not currently expect," "anticipates," "predicts," "potential" and "forecast," reflecting something other than historical fact, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Investors should be aware that actual results may differ materially from the results predicted and reported results should not be considered an indication of future performance. Reported Web site activity and/or quotes are not necessarily indicative of any present or future revenue. The Company will not necessarily update the information in this press release if any forward-looking statement later turns out to be inaccurate. Potential risks and uncertainties include, among others, effects and costs of the consolidation of operations, concentration of common stock holdings, declines in the life insurance industry, unpredictability of future revenues, potential fluctuations in quarterly operating results, competition, the evolving nature of its business model, the timing and ultimate sale price of the Company's building in Colorado, possible write down of intangible assets and goodwill, risks associated with capacity constraints and the management of growth as well as the risks associated with the results of investigations of insurance company practices and potential terrorism threats. More information about potential factors that could affect the Company's financial results are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 which is on file with the United States Securities and Exchange Commission. Quotesmith.com and insure.com are service marks of Quotesmith.com, Inc. All other names are trademarks of their respective owners.

                              QUOTESMITH.COM, INC.
                             STATEMENT OF OPERATIONS
                      (In thousands, except per share data)
                                   (Unaudited)

                                                              Quarter Ended
                                                  March 31,    December 31,     March 31,
                                                    2006           2005           2005
                                                 ----------   -------------    ----------
Revenues:
  Commissions and fees                           $    4,870   $       3,905    $    4,379
  Other                                                  --              --             2
Total revenues                                        4,870           3,905         4,381
Expenses:
  Selling & marketing                                 2,505           1,602         1,982
  Operations                                          1,579           1,740         1,786
  General & administrative                              889             921           945
  Depreciation & amortization                           236             241           254
  Impairment of goodwill                                 --           3,750            --

Total expenses                                        5,209           8,254         4,967
Operating loss                                         (339)         (4,349)         (586)
Interest income                                          81              79            61
Loss on disposal of assets                              (30)             --            --

Net loss                                         $     (288)  $      (4,270)   $     (525)

Net loss per common share, basic and diluted     $    (0.04)  $       (0.58)   $    (0.07)

Weighted average common shares and equivalents
 outstanding, basic and diluted                       7,320           7,326         7,329

                           SELECTED BALANCE SHEET DATA
                                 (In thousands)

                                             March 31,    December 31,
                                               2006           2005
                                           ------------   ------------
Cash and equivalents                       $      1,256   $        747
Investments                                       8,075          8,362
Commissions receivable                            2,660          2,600
Land and building, net                            5,276          5,305
Intangibles and goodwill                          6,065          6,211
Other assets                                        725            830
Total assets                               $     24,057   $     24,055

Total current liabilities                  $      1,664   $      1,441
Total stockholders' equity                       22,393         22,614
Total liabilities & stockholders' equity   $     24,057   $     24,055

SOURCE  Quotesmith.com, Inc.
    -0-                             05/03/2006
    /CONTACT: Phillip A. Perillo, Chief Financial Officer of Quotesmith.com, Inc., +1-630-515-0170, ext. 200, or phil@insure.com /
    /Web site:  http://www.insure.com /
    (QUOT)